Exhibit 3.01

FIFTH CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

VIISAGE TECHNOLOGY, INC.

Viisage Technology, Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

1. The current name of the Corporation is Viisage Technology, Inc.

2. The Corporation filed its original Certificate of Incorporation with the Secretary of State of Delaware on May 23, 1996. The original Certificate of Incorporation was restated by a Restated Certificate of Incorporation filed with the Secretary of State of Delaware on June 13, 1996, which was amended by Certificates of Amendment filed with the Secretary of State of Delaware on May 9, 2001, December 19, 2001, June 15, 2004 and December 16, 2005 (as amended, the “Certificate of Incorporation”). This Certificate of Amendment further amends the provisions of the Certificate of Incorporation.

3. The Board of Directors of the Corporation duly adopted a resolution, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth the proposed amendments to the Certificate of Incorporation of the Corporation and declaring said amendments to be advisable. The stockholders of the Corporation duly adopted said proposed amendments in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. The Certificate of Incorporation is hereby amended by changing Article I thereof so that, as amended, said Article shall be and read in its entirety as follows:

The name of the Corporation is L-1 Identity Solutions, Inc.

5. The Certificate of Incorporation is hereby amended by changing Article IV, Section 1 thereof so that, as amended, said Section shall be and read in its entirety as follows

Section 1. Number of Shares.

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is One Hundred Twenty-Seven Million (127,000,000) shares, of which (a) One Hundred Twenty-Five Million (125,000,000) shall be Common Stock, par value $0.001 per share (the “Common Stock”), and (b) Two Million (2,000,000) shall be Preferred Stock, par value $0.001 per share (the “Preferred Stock”). As set forth in this Article IV, the Board of Directors of the Corporation (the “Board of Directors”) is authorized from time to time to establish and designate one or more series of Preferred Stock, to fix and determine the variations in the relative rights and preferences as between the different series of Preferred Stock in the manner hereinafter set forth in this Article IV, and to fix or alter the number of shares comprising any such series and the designation thereof to the extent permitted by law.

Any and all such shares issued, and for which the full consideration has been paid or delivered, shall be deemed fully paid stock and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon.

The Board of Directors is authorized to issue, from time to time, all or any portion of the capital stock of the Corporation, of any class, which may have been authorized but not issued or otherwise reserved for issue, to such person or persons and for such lawful consideration (including property or services at their fair value), as it may deem appropriate, and generally in its absolute discretion to determine the terms and manner of any disposition of such authorized but unissued capital stock.

6. The Certificate of Incorporation is hereby amended by changing Article VII, Section 3 thereof so that, as amended, said Section shall be and read in its entirety as follows

Section 3. Number and Terms of Board of Directors.

(a) The number of Directors of the Corporation shall be no more than fourteen unless that number is changed by the prior approval of at least two-thirds of the members of the Board of Directors then in office and at least two-thirds of the independent members of the Board of Directors then in office.

(b) As used in this Certificate of Incorporation, an “independent” member of the Board of Directors shall be as defined by the rules and regulations of the principal exchange or national market on which the Common Stock is quoted or listed for trading.

(c) The Board of Directors shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as possible. One class of Directors shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1997, another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1998, and another class shall be initially elected for a term expiring at the annual meeting of stockholders to be held in 1999. Members of each class shall hold office until their successors are elected and qualified or until their earlier resignation or removal. At each succeeding annual meeting of the stockholders of the Corporation, the successors of the class of Directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

7. The Certificate of Incorporation is hereby amended by changing Article VII, Section 4 thereof so that, as amended, said Section shall be and read in its entirety as follows

Section 4. Vacancies.

Any vacancy occurring in the Board of Directors, including any vacancy created by reason of an increase in the number of Directors or resulting from death, resignation, disqualification, removal or other causes, shall be filled by the Nominating and Governance Committee of the Board of Directors in accordance with Section 7 below. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation or removal. When the number of Directors is increased or decreased, the Board of Directors shall determine, subject to the last sentence of Section 7 below, the class or classes to which the increased or decreased number of Directors shall be apportioned. No decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.

8. The Certificate of Incorporation is hereby amended by changing Article VII to add Section 7 thereto, which Section shall be and read in its entirety as follows

Section	7. Nominating and Governance Committee.

The Board of Directors shall maintain a Nominating and Governance Committee comprised of members of the Board of Directors. The Nominating and Governance Committee shall act in accordance with a committee charter adopted by the Board of Directors. Notwithstanding the foregoing, the Nominating and Governance Committee shall, in accordance with Section 141(a) of the General Corporation Law of the State of Delaware, have the full and exclusive power and authority otherwise conferred upon the Board of Directors to (i) evaluate candidates and nominate persons to stand for election at each annual meeting of stockholders, (ii) fill any vacancy created by the removal, resignation or retirement from the Board of Directors or the death of any Director; and (iii) upon any increase in the number of Directors, appoint any number of such additional Directors authorized in accordance with the requirements of this Certificate of Incorporation. The Nominating and Governance Committee may consider candidates for the Board of Directors derived from any source deemed appropriate, including nominees proposed by the Chairman of the Board of Directors and other members of the Board. All references to a “director” in Article VIII (Limitation of Liability) and Article IX (Indemnification) of this Certificate of Incorporation shall include any member of the

Nominating and Governance Committee. Notwithstanding the foregoing, pursuant to the July 7, 2006 Amendment No. 1 to the Agreement and Plan of Reorganization, dated as of January 11, 2006 by and among the Corporation, VIDS Acquisition Corp. and Identix Incorporated, the members of the Board of Directors who were appointed by Identix Incorporated pursuant to that agreement have the right to appoint one additional member to the Board of Directors for the class of directors whose terms expire in 2009.

9. The Certificate of Incorporation is hereby amended by changing Article X thereof so that, as amended, said Article shall be and read as follows

The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders, directors, officers or any other persons are granted subject to this reservation. No repeal, alteration or amendment of this Certificate of Incorporation shall be made unless the same is first approved by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the Directors then in office, and thereafter approved by shareholders; provided that a resolution adopted by the affirmative vote of at least (i) two-thirds of the members of the Board of Directors then in office and (ii) two-thirds of the independent members of the Board of Directors then in office shall be required to repeal, alter or amend Article VII, Section 3(a) or Article VII, Section 7. Whenever any vote of the holders of capital stock is required, and in addition to any other vote of holders of capital stock that is required by law, the affirmative vote of the holders of at least two-thirds (or such greater proportion as may be required by law) of the total votes eligible to be cast by holders of capital stock with respect to such repeal, alteration or amendment, voting together as a single class, at a duly constituted meeting of stockholders called expressly for such purpose shall be required to repeal, alter or amend any provision of, or adopt any provisions inconsistent with, any provision of this Article X, Sections 2, 3 and 4 of Article IV, Article VI, Article VII, Article VIII or Article IX.

IN WITNESS WHEREOF, I have signed this Certificate this 29th day of August, 2006.

By:	/s/ Charles J. Johnson
Name:	Charles J. Johnson
Office:	Secretary

4